UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 22, 2005

Date of Report (Date of earliest event reported)

ATLANTIS PLASTICS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-09487	06-1088270

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1870 THE EXCHANGE, SUITE 200
ATLANTA, GEORGIA
30339

(Address of Principal Executive Offices) (Zip Code)

(800) 497-7659

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     The disclosure set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

     On March 22, 2005, the $120 million credit facility (the “2002 Credit Facility”) under a Credit Agreement, dated as of December 27, 2002, among certain direct and indirect subsidiaries (the “Borrowers”) of Atlantis Plastics, Inc. (the “Company”), certain lenders, and General Electric Capital Corporation, as Agent, was terminated. Term Loan A under the 2002 Credit Facility would have matured on December 31, 2007, and the revolving credit facility and Term Loan B would have matured on December 31, 2008.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

     On March 22, 2005, the Borrowers entered into (1) a first lien senior secured credit facility with certain lenders; Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Administrative Agent, Lead Arranger and Sole Bookrunner; and General Electric Capital Corporation, as Syndication Agent (the “First Lien Credit Agreement”); and (2) a second lien senior secured credit facility with certain lenders and The Bank of New York, as Administrative Agent (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “New Credit Facilities”).

     The First Lien Credit Agreement provides for a $25 million revolving credit facility, which matures in March 2011, and a $120 million term loan facility, which matures in September 2011 (the “First Lien Term Loan”). The First Lien Term Loan requires quarterly principal payments of $300,000 and a final payment of $112.5 million in September 2011. The indebtedness of each Borrower under the First Lien Credit Agreement is guaranteed by the Company. The Second Lien Credit Agreement provides for a $75 million term loan facility, which matures in March 2012. The indebtedness of each Borrower under the Second Lien Facility is guaranteed by the Company. The Borrowers’ obligations under the First Lien Credit Agreement are secured by a first priority security interest in substantially all of the Borrowers’ assets, and the Borrowers’ obligations under the Second Lien Credit Agreement are secured by a second priority security interest in substantially all of the Borrowers’ assets. Collateral matters between the lenders under the First Lien Credit Agreement and the lenders under Second Lien Credit Agreement are governed by an intercreditor agreement.

     At the closing of the New Credit Facilities, approximately $83.9 million of the proceeds borrowed under the New Credit Facilities was used to repay in full the outstanding indebtedness under the 2002 Credit Facility. In addition, the proceeds borrowed under the New Credit Facilities at the closing will be used to pay a special dividend to the Company’s stockholders of approximately $103.2 million, or $12.50 per share, to pay approximately $4.4 million to holders of outstanding stock options in exchange for the cancellation of their stock options, and to pay related fees and expenses.

     Borrowings under each of the New Credit Facilities will, at the Borrowers’ option, bear interest at a rate based on either LIBOR plus an applicable margin or an index rate (the “Index Rate”) plus an applicable margin. The Index Rate is equal to the greater of (i) the federal funds rate plus 0.5% or (ii) the prime rate plus 0.75%. Under the terms of the First Lien Credit Agreement, borrowings under the revolving credit facility and the First Lien Term Loan will, at the Borrowers’ option, bear interest at a rate based on either (a) LIBOR plus 2.75% or (b) the Index Rate plus 0.75%. Under the terms of the Second Lien Credit Agreement, borrowings under the term loan will, at the Borrowers’ option, bear interest at a rate based on either (a) LIBOR plus 7.25% or (b) the Index Rate plus 5.25%.

     Each of the New Credit Facilities contains limitations customary for such financings, including among others, limitations on indebtedness; limitations on liens; limitations on investments and acquisitions; limitations on dividends, stock redemptions and the redemption or prepayment of other debt; limitations on mergers, consolidations or sales of assets; and limitations on transactions with affiliates. The Company and the Borrowers are also subject to financial covenants, including among others, minimum EBITDA requirements, minimum fixed charge coverage ratios, and maximum leverage ratios.

     Each of the New Credit Facilities also contains events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; breaches of representations or warranties; cross defaults; change of control; dissolution; insolvency; bankruptcy events; material judgments; and actual or asserted invalidity of the loan documents. Some of these events of default allow for grace periods or are qualified by materiality concepts.

Item 7.01. Regulation FD Disclosure.

     On March 22, 2005, the Company issued a press release announcing that its Board of Directors declared on March 22, 2005, a special, one-time cash dividend of $12.50 per common share, payable April 8, 2005, to shareholders of record as of April 1, 2005. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is by incorporated reference herein.

     The information in this report on Form 8-K (including the exhibits) furnished pursuant to Item 7.01 shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

     The Company does not have, and expressly disclaims, any obligation to release any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

     The text included with this report is available on our website located at www.atlantisstock.com, although we reserve the right to discontinue that availability at any time.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.
Not applicable.

(b)	Pro Forma Financial Information.
Not applicable.

(c)	Exhibits.

Exhibit
Number	Exhibits
99.1	Press Release from the registrant, dated March 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIS PLASTICS, INC.
Date: March 22, 2005	By:	/s/ Paul G. Saari
Paul G. Saari
Senior Vice President, Finance and Chief Financial

EXHIBIT INDEX

99.1            Press Release from the registrant, dated March 22, 2005.